Exhibit 21.1

SUBSIDIARIES OF THE COMPANY

Commerce One, Inc.

Commerce One, Inc.

Commerce One Operations, Inc.

CVX Holdco, LLC

Commerce One International, Inc.

Commerce One (Europe)

Commerce One (France) SARL societe en liquidation

Commerce One (Deutschland) GmbH

Commerce One (UK) Limited

Commerce One Spain, S.L.

Commerce One Denmark ApS i likvidation

Commerce One Canada, Inc.

Commerce One Hong Kong Ltd.

Commerce One KK

Commerce One Solutions Pte, Ltd.

Commerce One Korea, Inc.

Commerce One Australia Pty Ltd.

VEO Systems, Inc.

Mergent Systems, Inc.